Exhibit 99

CONSOLIDATED WATER CO. LTD. REPORTS RECORD SECOND QUARTER
REVENUE AND EARNINGS

DILUTED E.P.S. INCREASE 34% TO $0.63 IN FIRST HALF OF 2004, COMPARED
WITH $0.47 IN PRIOR-YEAR PERIOD

COMPANY DECLARES THIRD QUARTER CASH DIVIDEND OF $0.115 PER SHARE

GEORGE TOWN, Cayman Islands, B.W.I. (August 16, 2004) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported record revenue and earnings for the second quarter and first half of 2004.

For the three months ended June 30, 2004, total revenue increased 35% to $6.4 million, compared with $4.8 million in the second quarter of the previous year. Net income rose 74% to $1,764,040, or $0.30 per diluted share, versus $1,013,041, or $0.23 per diluted share, in the three months ended June 30, 2003. The weighted average number of fully-diluted shares outstanding increased 34% to 5,870,984 in the most recent quarter, compared with 4,369,010 in the second quarter of 2003, reflecting the issuance of shares in a public stock offering in July 2003 and shares issued in conjunction with acquisitions completed in February 2003.

For the six months ended June 30, 2004, total revenue increased 45% to $12.7 million, versus $8.8 million in the corresponding period of the previous year. Net income increased 82% to $3,687,958, compared with $2,031,165 in the first half of 2003. The weighted average number of fully-diluted shares outstanding increased 36% to 5,847,552 in the six months ended June 30, 2004, versus 4,310,270 in the prior-year period, for the above-described reasons.

“We are pleased to report continued momentum in our revenue and earnings growth during the second quarter and first half of 2004”, stated Mr. Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “Retail water sales rose 24% in the most recent quarter, reflecting improved tourism and growing sales to residential customers in the Cayman Islands, while bulk water sales were up 76% due to contributions from acquisitions completed since the end of last year’s second quarter. Service revenues, which represented slightly more than 3% of our total revenues in the most recent quarter, declined from prior-year levels due a reduction in engineering fees following the completion of certain construction projects that contributed fees in 2003.”

“Net profits benefited from contributions by acquired operations, improved productivity in our Cayman Islands retail operations, success in combining the administrative functions of recently acquired businesses, lower interest expenses and a larger contribution from our equity in the earnings of an affiliate in the British Virgin Islands,” continued Mr. McTaggart. “Profit margins were negatively impacted by higher general and administrative expenses in the Company’s retail operations and unscheduled maintenance costs involving the rebuild of diesel engines at the Company’s water production facility in Belize. We expect profit margins in Belize to improve to historical levels once the plant upgrades are completed.”

“We continue our discussions with the Government of the Bahamas regarding our bid for the Blue Hills desalination plant project in Nassau, Bahamas, after submitting the low bid for the project in March”, commented Mr. Jeffrey Parker, Chairman of the Board. “It appears that the Bahamas government is evaluating our bid against the closest competitor, and we believe that we have more seawater RO expertise, the best price, and the local experience to support our being awarded the project.” Mr. Parker added that the government has established no timetable for the award of the Blue Hills project.

“Regarding a proposed new plant in East End, Tortola (British Virgin Islands)” said Mr. Parker, “the Water and Sewer Department in Tortola recently opened the project to qualified bidders and we expect to submit a bid on the project later this month. We continue to believe that Consolidated Water’s current operations in Tortola and its expertise in the Caribbean region will allow our Company to be very competitive in the bidding process.”

Retail water sales increased 23.5% to $3.5 million in the second quarter of 2004, compared with $2.9 million in the prior-year period, primarily due to higher sales in the Company’s primary retail market in the Cayman Islands. Revenue from Bulk water operations increased 76.4% to $2.7 million (vs. $1.5 million), reflecting revenue contributions from Waterfields Company Limited, which was acquired last year, partially offset by lower revenue in Belize, where water prices were reduced under a new long-term contract with the Company’s customer on Ambergris Caye. Revenue from services decreased 43.1% to $217,360 (vs. $382,241), due to decreased engineering fees from new construction projects. The Company is currently bidding to provide new water desalination plants and associated engineering services in the British Virgin Islands, Barbados, Mexico and the Bahamas.

Gross profit margin for the Company’s Retail operations increased to 59.8% in the most recent quarter, from 57.6% a year earlier, primarily as a result of the cancellation of the Governor’s Harbour plant operating contract in February 2003, along with more effective utilization of the Company’s Cayman retail water production facilities. Gross profit margin on Bulk operations also increased, to 25.5% in the most recent quarter, from 14.7% a year earlier, reflecting the addition of the Waterfields operations, which operate at a higher gross margin than the Company’s other bulk operations. Gross profit margin on Service revenues decreased to 26.2% (from 62.6%), primarily due to the absence of engineering fee revenue from any new construction projects, thus far, during 2004.

The Company’s second quarter results further benefited from a 69% reduction in interest expense (from $513,118 to $157,123) due to the repayment of a bridge loan facility with the proceeds of a July 2003 public equity offering, along with decreased amortization of financing fees.

The Company also announced that its Board of Directors has declared a third quarter cash dividend of $0.115 per share, payable November 1, 2004 to shareholders of record at the close of business on September 30, 2004. The Company has consistently paid dividends to owners of its common and redeemable preferred shares since 1985, and the annual rate of dividend payment has never been reduced by the Company during this 18-year period. The Company’s Board of Directors has established a policy, but not a binding obligation, that it will seek to maintain a dividend payout ratio in the range of 50% to 60% of net income. While this policy is subject to modification by the Board of Directors, management expects the Company to continue increasing its cash dividends, if earnings and cash flows continue to improve.

The Company will host a conference call at 11:30 am EDT today to discuss the second quarter operating results and other aspects of the Company’s business. Shareholders and other interested parties may participate in the conference call by dialing 800-289-0518 (international participants dial 913-981-5532) a few minutes before 11:30 a.m. EDT on August 16, 2004. A replay will be available two hours after the completion of the conference call from August 16, 2004 until August 23, 2004 by dialing 888-203-1112 for participants in the US/Canada (international participants dial 719-457-0820) and entering the Access ID number 928141.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, including our bid to supply additional water in Nassau, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	June 30,
	2004	December 31,
	(unaudited)	2003
ASSETS
Current assets
Cash and cash equivalents	8,609,799	8,236,924
Accounts receivable	4,848,519	3,859,496
Inventory	1,636,798	1,546,185
Prepaid expenses and other assets	624,053	596,386
Current portion of loans receivable	1,028,739	1,098,732

Total current assets	16,747,908	15,337,723

Loans receivable	2,717,954	3,194,346
Property, plant and equipment, net	29,725,262	29,662,297
Other assets	460,889	505,793
Investments in affiliates	10,483,860	10,034,260
Intangible assets	5,886,321	6,431,955
Goodwill	3,568,374	3,395,752

Total assets	$69,590,568	$68,562,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	784,790	686,118
Accounts payable and other liabilities	2,049,041	2,072,245
Current portion of long term debt	3,683,144	3,763,144

Total current liabilities	6,516,975	6,521,507

Long term debt	14,771,685	16,633,437
Security deposits and other liabilities	352,495	352,495
Minority interest in Waterfields Company Limited	848,278	806,160

Total liabilities	22,489,433	24,313,599

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares; issued and outstanding 11,197 shares as at June 30, 2004 and 13,585 shares at as December 31, 2003	13,436	16,302
Class A common stock, $1.20 par value. Authorized 9,840,000 shares; issued and outstanding 5,748,855 shares as at June 30, 2004 and 5,687,010 shares at as December 31, 2003	6,898,626	6,824,412
Class B common stock, $1.20 par value. Authorized 60,000 shares; issued and outstanding nil shares as at June 30, 2004 and nil shares as at December 31, 2003	—	—
Stock and options earned but not issued	70,935	21,494
Additional paid-in capital	27,142,013	26,773,342
Retained earnings	12,976,125	10,612,977

Total stockholders’ equity	47,101,135	44,248,527

Total liabilities and stockholders’ equity	$69,590,568	$68,562,126

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Expressed in United States Dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Retail water sales	3,536,311	2,862,424	7,111,387	5,681,376
Bulk water sales	2,655,693	1,505,716	5,163,872	2,510,857
Service revenue	217,360	382,241	471,802	576,873

Total revenue	6,409,364	4,750,381	12,747,061	8,769,106

Retail cost of sales	(1,420,869)	(1,214,120)	(2,791,151)	(2,433,996)
Bulk cost of sales	(1,978,442)	(1,284,141)	(3,894,501)	(2,180,160)
Service cost of sales	(160,508)	(143,139)	(305,117)	(260,707)

Total cost of sales	(3,559,819)	(2,641,400)	(6,990,769)	(4,874,863)

Gross profit	2,849,545	2,108,981	5,756,292	3,894,243

General and administrative expenses	(1,376,510)	(939,959)	(2,473,198)	(1,711,950)

Income from operations	1,473,035	1,169,022	3,283,094	2,182,293

Other income (expenses):
Interest income	22,646	16,740	40,429	32,371
Interest expense	(157,123)	(513,118)	(319,418)	(801,596)
Other income	142,214	100,345	242,922	191,608
Equity in earnings of affiliates	306,518	255,572	506,113	448,002

	314,255	(140,461)	470,046	(129,615)

Net income before income taxes	1,787,290	1,028,561	3,753,140	2,052,678

Income taxes	(1,169)	(15,520)	(14,174)	(21,513)
Minority Interest	(22,081)	—	(51,008)	—

Net income	$1,764,040	$1,013,041	$3,687,958	$2,031,165

Basic earnings per share	$0.31	$0.24	$0.64	$0.48

Diluted earnings per common share	$0.30	$0.23	$0.63	$0.47

Dividends declared per share	$0.115	$0.105	$0.23	$0.21

Weighted average number of common shares used in the determination of:

Basic earnings per share	5,747,044	4,273,574	5,723,327	4,198,056

Diluted earnings per share	5,870,984	4,369,010	5,847,552	4,310,270

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Expressed in United States Dollars)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2004	2003
Net cash flows provided by operating activities	3,509,382	3,330,998

Cash flows provided by (used in) investing activities
Deferred expenditures	—	301,714
Purchase of property, plant and equipment	(1,164,396)	(1,225,482)
Business combinations, net of cash acquired	—	(11,885,839)
Investment in affiliate	—	(8,961,624)
Receipt of income from affiliate	227,250	—
Collections from loans receivable	546,385	448,070

Net cash used in investing activities	(390,761)	(21,323,161)

Cash flows provided by (used in) financing activities Proceeds from new credit facility	—	28,056,126
Deferred expenditures	—	(1,230,427)
Dividends paid	(1,226,139)	(901,218)
Proceeds from issuance of stock	422,145	584,980
Principal payments of long term debt	(1,941,752)	(5,047,169)

Net cash (used in) provided by financing activities	(2,745,746)	21,462,292

Net increase in cash and cash equivalents	372,875	3,470,129

Cash and cash equivalents at beginning of period	8,236,924	568,304

Cash and cash equivalents at end of period	$8,609,799	$4,038,433

Interest paid in cash	$273,469	$480,826
Interest received in cash	$40,429	$7,399